Exhibit 99.2

This VOTING AND SUPPORT AGREEMENT, dated as of ___________, 2023 (this “Agreement”), is by and among 1776 Portfolio Investment, LLC, a Delaware limited liability company (“Parent”), and the shareholder set forth on Schedule A hereto (the “Equityholder”). Parent and the Equityholder are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, 1776 Portfolio REIT Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“REIT Merger Sub”), 1776 Portfolio OP Merger Sub, LP, a Virginia limited partnership and subsidiary of Parent (“OP Merger Sub”), Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), and Hersha Hospitality Limited Partnership, a limited partnership formed under the laws of the Commonwealth of Virginia and subsidiary of the Company (the “Company Operating Partnership”), are entering into an Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (i) OP Merger Sub will merge with and into the Company Operating Partnership, with the Company Operating Partnership surviving (the “Partnership Merger”), and (ii) immediately following the consummation of the Partnership Merger, the Company will merge with and into REIT Merger Sub, with REIT Merger Sub surviving, on the terms and subject to the conditions set forth therein (the “Company Merger”, and together with the Partnership Merger, the “Mergers”);

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Equityholder agree to, and the Equityholder has agreed to, enter into this Agreement with respect to its  Subject Securities (defined below);

WHEREAS, the Equityholder is the Beneficial Owner (as defined below), and has either sole or shared voting power over, such number of Subject Securities as is indicated opposite the Equityholder’s name on Schedule A attached hereto; and

WHEREAS, Parent desires that the Equityholder agrees, and the Equityholder is willing to agree, not to Transfer (as defined below) any of the Equityholder’s Subject Securities, and to vote such Subject Securities in a manner so as to facilitate consummation of the transactions contemplated by the Merger Agreement, in each case, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.
Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.  When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Adverse Amendment” shall mean an amendment or modification to the Merger Agreement in the form as it exists as of the time of the execution of the Merger Agreement in a manner that alters or changes the amount or form of consideration to be paid to the Company’s shareholders and/or the Company Operating Partnership’s limited partners in connection with the Mergers or otherwise amends or modifies the Merger Agreement in a manner adverse to the Equityholder in any material respect.

“Affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that other than with respect to Section 12.18, no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with any Party or any of its Affiliates shall be deemed or treated as an Affiliate of such Party.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).  For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Company Common Shares” means each Priority Class A common share of beneficial interest, par value $0.01 per share, of the Company.

“Expiration Time” shall mean the earliest to occur of (i) the Company Merger Effective Time, (ii) the delivery of written notice by the Company to Parent of a Company Change of Recommendation made in compliance with the Merger Agreement, (iii) upon any Adverse Amendment being made without the prior written consent of the Equityholder, (iv) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms,  and (v) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to the Equityholder, any Transfer of Subject Securities by the Equityholder (i) to another equityholder or shareholder of the Company or the Company Operating Partnership subject to a similar voting and support agreement with Parent, (ii) if the Equityholder is a natural person, (A) to any member of the Equityholder’s immediate family, (B) to a trust whose sole beneficiaries are the Equityholder and/or members of the Equityholder’s immediate family, or (C) upon the death of the Equityholder,  (iii) to an Affiliate of the Equityholder or (iv) following the Company Shareholder Approval (as applicable, each, a “Permitted Transferee”); provided, that (x) such Transfer is in accordance with applicable Law, (y) the Equityholder is, and at all times has been, in compliance with this Agreement, and (z) in the case of Permitted Transfers contemplated by clauses (i) through (iii), such Permitted Transferee, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Parent (a “Joinder”), to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Equityholder and otherwise become a party for all purposes of this Agreement; provided, further, that, notwithstanding the foregoing, no such Transfer shall relieve the transferring Equityholder from its obligations under this Agreement.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

“Subject Securities” shall mean, collectively, the Company Common Shares and the Company Partnership Units set forth on Schedule A attached hereto and any New Subject Securities (as defined below).

“Transfer” shall mean (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.  For purposes of this Agreement, “capital stock” shall include equity interests in a partnership, limited liability company or real estate investment trust.

“Willful Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge or intent that the taking of or failure to take such act would result in, constitute or cause a breach of this Agreement.

2.
Agreement to Retain Subject Securities.

2.1
Transfer of Subject Securities.  Other than a Permitted Transfer, from the date of this Agreement until the Expiration Time, no Equityholder shall, with respect to any Subject Securities Beneficially Owned by the Equityholder, Transfer any such Subject Securities; provided, in the event that any Equityholder intends to undertake a Permitted Transfer of any of the Equityholder’s Subject Securities, the Equityholder shall (i) provide prior notice thereof to Parent, and (ii) authorize the Company to, or authorize the Company to instruct its transfer agent to, effect such Permitted Transfer only if a Joinder in respect of such Transfer has been executed and delivered to Parent solely to the extent required under the definition of “Permitted Transfer”.

2.2
Additional Purchases; Adjustments.  The Equityholder agrees that any Company Common Shares and Company Partnership Units and any other shares of beneficial interest or other equity securities of the Company or the Company Operating Partnership that the Equityholder purchases or otherwise acquires or with respect to which the Equityholder otherwise acquires voting power (including, for the avoidance of doubt, as a result of the conversion, redemption or exchange of units of the Company Operating Partnership) after the execution of this Agreement and prior to the Expiration Time (the “New Subject Securities”) shall be subject to the terms and conditions of this Agreement as Subject Securities.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock or equity interests of the Company or the Company Operating Partnership affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities as Subject Securities.

2.3
Unpermitted Transfers; Involuntary Transfers.  Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.  If any involuntary Transfer of any of the Equityholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

3.
Agreement to Vote and Approve.  From the date of this Agreement until the Expiration Time, at every meeting of the shareholders of the Company or the limited partners of the Company Operating Partnership, however called, with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company or the limited partners of the Company Operating Partnership with respect to any of the following matters, the Equityholder shall, and shall cause each holder of record of Subject Securities on any applicable record date to (including via proxy), (a) when such meeting is held, appear at such meeting or otherwise cause the Equityholder’s Subject Securities to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company or the Company Operating Partnership for written consent, (b) vote all such Subject Securities (solely in respect of the following matters, and not with respect to any other matters): (i) in favor of (A) the approval of the Company Merger and the Partnership Merger and any other matters expressly contemplated by the Merger Agreement or necessary or reasonably requested by Parent for the consummation of the Mergers and the other Transactions and (B) any proposal to adjourn or postpone such meeting of shareholders of the Company or the limited partners of the Company Operating Partnership to a later date if there are not sufficient votes to approve the Mergers; and (ii) against (A) any Company Alternative Proposal, Alternative Acquisition Agreement or any of the transactions contemplated thereby and (B) any action which would reasonably be expected to prevent, materially delay or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.  Notwithstanding anything to the contrary herein, in the event that a vote or consent of the shareholders of the Company or the partners of the Company Operating Partnership is required in order to effect an Adverse Amendment, the provisions of this Section 3 shall not apply with respect to the Equityholder’s vote or consent with respect to such Adverse Amendment.

4.
No Inconsistent Agreements.  The Equityholder hereby represents, covenants and agrees that, except pursuant to this Agreement, the Equityholder (i) is not subject to, has not entered into, and shall not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to any of the Subject Securities Beneficially Owned by the Equityholder that is inconsistent with the Equityholder’s obligations pursuant to this Agreement, (ii) is not subject to, has not granted, and shall not grant at any time prior to the Expiration Time, a proxy or power of attorney with respect to any of such Subject Securities that is inconsistent with the Equityholder’s obligations pursuant to this Agreement, and (iii) is not subject to, has not entered into, and shall not enter into, any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5.
Representations and Warranties of the Equityholder.  The Equityholder, on behalf of himself, herself or itself, hereby represents and warrants to Parent as follows:

5.1
Organization; Due Authority.  The Equityholder (a) if applicable, is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (b) has capacity to, or if applicable, the full power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform his, her or its obligations under this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Equityholder and, assuming the due and valid execution and delivery hereof by Parent, constitutes a valid and binding agreement of the Equityholder enforceable against him, her or it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (“Enforceability Exceptions”).

5.2
Ownership of the Subject Securities.  The Equityholder (a) Beneficially Owns, and has good and valid title to, the Subject Securities indicated on Schedule A hereto opposite the Equityholder’s name, free and clear of any and all Liens, other than those created by (i) or arising under, this Agreement, the Company Governing Documents or the Company Operating Partnership Agreement and (ii) any applicable restrictions on transfers under the Securities Act or any applicable state securities law, and (b) has sole or shared voting power over all of the Subject Securities Beneficially Owned by the Equityholder.  As of the date hereof, the Equityholder does not Beneficially Own any shares of beneficial interest or other equity interests or securities of the Company or the Company Operating Partnership other than the Subject Securities set forth on Schedule A opposite the Equityholder’s name.  As of the date hereof, the Equityholder does not Beneficially Own any rights to purchase or acquire any voting shares of beneficial interest or other voting securities of the Company or the Company Operating Partnership except as set forth on Schedule B opposite the Equityholder’s name.

5.3
No Conflict; Consents.

(a)
The execution and delivery of this Agreement by the Equityholder does not, and the performance by the Equityholder of the obligations under this Agreement and the compliance by the Equityholder with any provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to the Equityholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Securities Beneficially Owned by the Equityholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Equityholder is a party or by which the Equityholder is bound.

(b)
Other than any filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Equityholder from, or to be given by the Equityholder to, or be made by the Equityholder with, any Governmental Entity or any other Person, in connection with the execution and delivery of this Agreement or the performance by the Equityholder of his, her or its obligations hereunder.

5.4
Absence of Litigation. As of the date of this Agreement,  there is no Action pending against, or, to the knowledge of the Equityholder, threatened against or affecting, the Equityholder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of the Equityholder to perform the Equityholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.5
Reliance.  The Equityholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Equityholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Equityholder contained herein.

6.
Representations and Warranties of Parent.  Parent hereby represents and warrants to the Equityholder as follows:

6.1
Organization; Due Authority.  Parent (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (b) has the full power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due and valid execution and delivery hereof by the Equityholder, constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

7.
Termination.  This Agreement (except to the extent provided below in this Section 7) shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, that the provisions set forth in this Section 7, Section 10, and Section 12 (other than Section 12.16) shall survive the termination of this Agreement unless the Merger Agreement is terminated prior to the Merger Effective Time in accordance with its terms; provided, further that, (a) nothing herein shall relieve any Party hereto of any liability for any Willful Breach of this Agreement prior to such termination and (b) in no event shall a Equityholder have any liability for any damages resulting from a breach of this Agreement other than in connection with a Willful Breach, gross negligence, fraud or bad faith by the Equityholder.

8.
[INTENTIONALLY OMITTED]

9.
No Solicitation.  The Equityholder agrees that  the Equityholder shall not, and that the Equityholder shall direct his, her or its other Representatives to the extent acting on his, her or its behalf not to, directly or indirectly, take any action that would violate Section 5.2 of the Merger Agreement if the Equityholder were deemed to be the Company for purposes of Section 5.2 of the Merger Agreement, it being understood that the Equityholder shall be entitled to take any action that would be permitted by Section 5.2 of the Merger Agreement; provided, however, that the foregoing shall not serve to limit or restrict any action taken in the Equityholder's capacity as a trustee or officer of the Company.

10.
Waiver of Certain Actions.  The Equityholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Parent or any of its Affiliates, on the one hand, or the Company or any of its Subsidiaries (including, for the avoidance of doubt, the Company Operating Partnership) or their respective successors, on the other hand (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Law, alleging a breach of any duty or standard of conduct of the Company Board of Trustees (or any member or committee thereof) or the Company (including in its capacity as the general partner of the Company Operating Partnership) in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that this Section 10 shall not be deemed a waiver of any rights of any Equityholder or any Permitted Transferee thereof for any breach of this Agreement or the Merger Agreement.

11.
Further Assurances.  Each Party shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the other Party may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

12.
Miscellaneous.

12.1
Severability.  If any term or other provision of this Agreement (other than Section 12.13) is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision (other than Section 12.13) is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose of this Agreement.

12.2
Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that, for the avoidance of doubt, Parent’s consent shall not be required for any Permitted Transfer.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  This Section 12.2 shall not be deemed to prevent Parent or its Affiliates from engaging in any merger, consolidation, reorganization or other business combination transaction.

12.3
Amendments and Modifications.  No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent and (b) the Equityholder.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

12.4
Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally (notice deemed given upon receipt), (b) telecopied (notice deemed given upon confirmation of receipt), (c) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or (d) sent by electronic mail (“e-mail”) transmission (so long as a confirmation of delivery (which shall not include “out of office” or other automatic replies) of such e-mail is confirmed by the sender’s system or received from a recipient thereof), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Equityholder, to him, her or it at:

[●]
[●]
[●]
	Email:	[●]
	Attention:	[●]

with copies (which shall not be considered notice) to:

[●]
[●]
[●]
	Email:	[●]
	Attention:	[●]

(b)	if to Parent, to:

c/o KSL Capital Partners, LLC.
100 St. Paul Street, Suite 800
Denver, CO 80206
	Email:	[***]
	Attention:	[***]

with a copy (which shall not be considered notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Krista Miniutti
Gregory Klein
Frederick De Albuquerque
E-mail:	kminiutti@stblaw.com
gregory.klein@stblaw.com
fred.dealbuquerque@stblaw.com

or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

12.5
[INTENTIONALLY OMITTED]

12.6
Governing Law; Jurisdiction.

(a)
This Agreement, and all claims or causes of Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)
All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City, Maryland or in any federal court located in the State of Maryland (such courts, the “Subject Courts”). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Subject Courts, for the purpose of any Action arising out of or relating to this Agreement and the Transactions brought by any Party, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Subject Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, (e) agrees, with respect to any Action filed in the Circuit Court for Baltimore City, Maryland, to jointly request an assignment to the Maryland Business and Technology Case Management Program, and (f) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 12.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

12.7
Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief (without the requirement of posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Subject Court, this being in addition to any other remedy to which they are entitled at law or in equity.

12.8
No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

12.9
WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY SUCH ACTION AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.9.

12.10
Entire Agreement.  This Agreement and the Merger Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

12.11
Counterparts.  This Agreement may be executed in counterparts (including by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic mail or otherwise as authorized by the prior sentence) to the other Parties.

12.12
No Agreement Until Executed.  Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties hereto unless and until (a) the Merger Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

12.13
Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Company Merger and/or the Partnership Merger is consummated.

12.14
Action in Equityholder Capacity Only.  The Parties acknowledge and agree that this Agreement is entered into by the Equityholder solely in his, her or its capacity as a Beneficial Owner of Subject Securities and, subject to the Merger Agreement, nothing in this Agreement shall restrict in any respect any actions (or omissions) taken by the Equityholder in any other capacity (including by any trustee of the Company in his or her capacity as a trustee of the Company.)

12.15
Documentation and Information.  Except (a) for communications consistent with the final form of joint press release announcing the Merger Agreement and the investor presentation given to investors on the day of announcement of the Merger Agreement or (b) as may be required by applicable Law or stock exchange rule or regulation (provided, that reasonable notice of any such disclosure will be provided to Parent), no Equityholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent.  Notwithstanding the foregoing, Parent consents to the Equityholder publishing and disclosing in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Equityholder reasonably determines to be necessary in connection with the transactions contemplated by the Merger Agreement, the existence and terms of this Agreement (including filing a copy of this Agreement) (provided, that the Equityholder shall use commercially reasonable efforts to provide Parent with advance notice of any such disclosure and shall consider in good faith to the extent practicable the reasonable comments of Parent with respect to any such disclosure).  Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit any communications of an Equityholder (i) with its current or prospective limited partners, members or other Affiliates who are bound by customary confidentiality obligations; or (ii) in his or her capacity as a trustee or officer of the Company.

12.16
Obligation to Update Schedule A.  The Equityholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Equityholder, the Equityholder will, as promptly as practicable following the completion of such acquisition or Transfer, notify Parent in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

12.17
Non-Survival of Representations and Warranties.  The respective representations and warranties of the Equityholder and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

12.18
Non-Recourse.  Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and their respective successors and assigns (and in the case of any Equityholder, any Permitted Transferee to whom Subject Securities are transferred).  Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, shareholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any Party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, shareholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party hereto under this Agreement (whether in tort, contract or otherwise).  The Parties acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 12.18, each of whom may enforce the provisions thereof.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

PARENT:

1776 PORTFOLIO INVESTMENT, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

EQUITYHOLDER:

[●]

By:
Name:
Title: